Exhibit 99.2

Conference Call Transcript

CECO - Q3 2004 Career Education Earnings Conference Call

Event Date/Time: Oct. 26. 2004 / 4:30PM ET

Event Duration: 1 hr 1 min

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CORPORATE PARTICIPANTS

John Larson

Career Education - Chairman, President, CEO

Patrick Pesch

Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

Robert McNamara, Jr.

Career Education - Senior Vice President of Compliance

Nick Fluge

Career Education - President, Online Education Group

CONFERENCE CALL PARTICIPANTS

Matt Liftin

William Blair and Company - Analyst

Howard Block

Banc of America Securities - Analyst

Richard Close

Jefferies & Company, Inc - Analyst

Brad Safalow

J.P.Morgan - Analyst

Mark Hughes

SunTrust Robinson-Humphreys Equity Capital Markets - Analyst

Corey Greendale

First Analysis Securities Corporation - Analyst

Gary Bisbee

Lehman Brothers - Analyst

Mike Marostica

US Bancorp Piper Jaffray - Analyst

Kelly Flynn

UBS Warburg - Analyst

Sarah Gubbins

Merrill Lynch - Analyst

Jerry Herman

Legg Mason Wood Walker - Analyst

Jennifer Childes

Bear Stearns - Analyst

Gregory Cappelli

Credit Suisse First Boston

PRESENTATION

Operator

(OPERATOR INSTRUCTIONS) At this time I would like to read the Safe Harbor statement. Statements made by CEC or it representatives on this call that are not historical facts are forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are based on information currently available to us and and involve risks and uncertainties that could cause our actual results to differ materially from those expressed in or implied by these statements. These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations include, but are not limited to, risks related to our ability to comply with and the impact of changes in legislation and regulations that affect our ability to participate in — student financial aid programs, costs, risks and the legal effects of administrative proceedings and investigations and government regulations including pending Securities and Exchange Commission and Justice Department investigations, class action, derivative, Qui Tam, and other lawsuits, cost and potential impact of findings by the special committee of our board of directors that is investigating allegation of securities law violations against CEC. Risks related to our ability to comply with a accrediting agency requirements or obtain a crediting agency approval, costs and difficulties relating to the integration of acquired businesses, future financial and operational results, competition, general economic conditions, ability to manage and continue growth, and other risk factors relating to our industry and business, as detailed in our annual report on form 10-K for the year ended December 31, 2003 and from time the time, our reports filed with the Securities and Exchange Commission. CEC assumes no obligation to update its forward-looking statements. (OPERATOR INSTRUCTIONS). I would now like the turn the presentation to Jack Larson, Chairman, President and Chief Executive Officer.

John Larson - Career Education - Chairman, President, CEO

Good afternoon.  As we reported today in earnings release, the third quarter of 2004 marked Career Education's twenty-seventh consecutive quarter of record revenues and net income. Third quarter revenues were up 39 percent from the prior year to 438.5 (TRANSPOSED) million. This gain is primarily attributable to increases of approximately 24 percent, in same school population at July 31 and 7 percent in average revenue per student during the third quarter.

Third quarter net income increased 60 percent to 43 million. Starts in the quarter outpaced prior year totals by 28 percent. And our anticipated student population at October 31 is 97,300, up 22 percent from a year ago.

Career Education’s future prospects are bright as demonstrated by our continued success on a number of operational and strategic fronts. Total leads were up more than 90 percent in the third quarter. Proving that our marketing message resonates powerfully with prospective students and that we know how to deliver that message to them effectively. We continue to develop new programs or transplant existing programs to new campuses during the quarter, giving students additional choices and allowing our schools to tap into a broader prospect base.

Our schools continue to expand their offerings to higher degrees in response to student interests and workplace requirements. In last year, the number of bachelor’s degrees and master’s degrees programs we offered has increased. Advanced degrees also translated to higher revenues per student, over the course of their program. CEC’s placement rates remain among one of the highest in our industry, and demonstrated that our schools are producing qualified graduates with the knowledge and skills that employers are seeking. Improvement in our retention rate during the third quarter, demonstrates that the extensive initiatives that we have undertaken to improve this critical measurement are gaining traction.

New campus startups continue to outperform our expectations during the quarter. As this year’s startups are beating their population targets.

Another reason for our confidence in the future growth, is the quality of education that we provide as underscored by the result of a recent survey of students that are online group. At both schools 85 percent or more have responded, said that they were pleased or very pleased that their choice of university. And more than 90 percent said that they would recommend the school to a friend. As we announced in a separate press release today, Career Education is launching a new initiative to expand the scope of our online business.

This new initiative will focus in delivering short-term learning programs, along with related product services and information to consumers via the internet. It will be headed by Nick Fluge, who has led the remarkable growth and success of our online education group. With OEG firmly established as a leader in online education, Nick wants to redirect his efforts to a new challenge. We now will focus on his long standing goal of extending our reach to consumers, who are not necessarily interested in pursuing a degree, but still want to obtain additional knowledge or skills in one of our areas of expertise.

As a builder of new revenue streams for CEC, Nick is two for two having led the development of both our culinary and online education business. We share a conviction that this new initiative will position CEC as a leader in high growth, high margin fields. Nick will continue as president of the online education group until February of 2005 to assure a fluid and seamless management transition.

We announced that the board of directors had formed a special committee to conduct a thorough and independent investigation of allegations of securities law violation made against the company. That investigation is continuing and all matters related to it, and its conduct are under the direction of the special committee. I’d now like to turn it over to Pat Pesch, Executive Vice President and CFO.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

As Jack indicated we had a strong third quarter financial performance with significant population and revenue growth and strong margin improvement. We continue to make and plan investments in our online business, in new campuses, new program introductions and infrastructure improvements, all of which contribute to healthy growth in the future.

Revenue growth of 39 percent versus last year's third quarter continued the strong performance we have reported in recent quarters and includes same school revenue growth of approximately 34 percent.

Operating margins increased 190 basis points from last year's third quarter. This improvement was due to a significant increase in the proportion of online revenues, as well as, some improvements in CSU margins. The combined revenue growth and improved margins, generated third quarter net income growth of 60 percent and EPS growth of 57 percent. Accounts receivable day sales outstanding of 28 days compares favorably to last year's DSOs of 33 days. Bad debt as a percentage of revenue increased to 5.5 percent versus 4.8 percent last year and 5.1 percent last quarter. Deferred tuition revenue increased approximately 34 percent from last years third quarter to approximately $141 million.

We have increased our 2004 revenue and earnings guidance. Specifically, we expect full year 2004 revenue to be approximately $1.725 billion to $1.730 billion and full year 2004 earnings-per-share to be approximately $1.85. We expect the online education groups full year 2004 revenues, included in the preceding amount to be approximately $375 million. Our earnings expectations include higher costs for legal and regulatory matters then previously anticipated. We expect fourth quarter 2004 revenues to be approximately $470 to $475 million and fourth quarter 2004 earnings-per-share to be approximately 66 cents. We expect weighted average shares outstanding to be approximately $105 million for the fourth quarter. We expect full year 2004 operating profit margin improvement to be approximately 175 to 200 basis points with lower improvement in the fourth quarter of 2004.

The online education group’s margins, implicit in the preceding amounts, are expected to be approximately 40 percent for the full year, reflecting spending to support planned growth initiatives. Jack.

John Larson - Career Education - Chairman, President, CEO

Thank you very much. Also with me today besides Pat, is Nick Fluge, president of our online group. And also Bob McNamara, Senior Vice President of Compliance. Bob is on the call with us here today.

I’ve asked Bob to join us — of course he started with the company in late August as the Senior Vice President of Compliance with the charge of taking our existing compliance organization and building it to a world class, compliance group. You’ll be hearing more from him in future quarters, but I’d like to introduced Bob now — and share a little bit of his background with you.

Robert McNamara, Jr. - Career Education - Senior Vice President of Compliance

Thank you Jack. I’m pleased to be participating in this call with you today.

My responsibilities at CEC mark a continuation of career-long focus on compliance matters in both public service and the private law practice. As General Counsel for the Central Intelligence Agency, it was my job to make sure the agency and its offices complied with U.S. and international law. Earlier as a Chief Enforcement Attorney for the U.S. treasury department, I directed the legal efforts of an extensive multi-agency enforcement and compliance network and worked closely with federal financial institutions regulatory staffs. I’ve also served for two years as the public member, that is the outside director, of the board of directors of the Career College Association where I dealt with many legislative and regulatory issues affecting for-profit educational institutions such as CEC. To ensure the autonomy that my function requires, I report directly to the audit committee of the board of directors, as well as Steve Sotraidis, Executive Vice President of Administration.

During my brief time at CEC, I’ve had the opportunity to meet with people throughout the organization. One of the impressive things that I have found since I’ve been here over the past couple of months, has been the culture of compliance that permeates in the company from the top down, as a critical ingredient in their everyday functions. My mission is to continue to build on this compliance culture and to build a world class compliance organization, which will become the industry’s standard for compliance.

We’ve already developed some new initiatives in the compliance arena, and I will be talking to you if the future about our progress. Thank you Jack.

John Larson - Career Education - Chairman, President, CEO

Bob, thank you very much. Before we go to Q-And-A, let me quickly address some of our regulatory and legal issues. With respect to the accreditation matters, we have previously announced our AIU campuses were placed on warning status by their accrediting agency. As requested by the agency, we submitted our report to the agency in September and expect the agency to discuss the matter at the December meeting. We continue to believe that we will satisfactorily address this accreditation issues by the end of this year.

In addition as previously announced, our Brooks College in Long Beach was placed on probation by its accrediting agency. As requested by the agency, the college had provided a progress report in mid-October. And the agency will conduct a follow-up visit to the college. We’re working closely with the agency, and expect to satisfactory address these matters within the specific time frame.

Finally, we are pleased to announce that the Western School of Health and Business Careers received regulatory approval on the programs in question and has resumed marketing in both the non-degree and degree programs. With respect to the Justice Department and the SEC investigation, we have no further comment. With respect to litigation to which we are a party, we will continue to periodically provide updates on significant events, as appropriate.

We have provided in our press release additional disclosure concerning the investigation being conducted by the special committee of our board of directors and have noted that the investigation is on-going.

Let me close by saying that we here at Career Education remain focused, first and foremost, on working hard to serve our students. Students are a top priority. By remaining focused on providing high quality education and curricula, matched to long-term economic trends, we intend to continue to build a world class education company and continue to grow and provide an outstanding shareholder value. With that we’ll begin taking questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Matt Liftin, William Blair and Company.

Matt Liftin - William Blair and Company - Analyst

Good afternoon. Congratulations on the earnings. Question is on the improvement in retention rate that you mentioned Jack. Can you actually quantify that for us?

John Larson - Career Education - Chairman, President, CEO

We can talk to you about some of the programs that we’ve undertaken. We had a very active re-enter program to get students that had left school to come back. To encourage students to come back from some of the summer events that they were on. And we feel those were very successful as you can kind of compare it to last year. There’s many things we put into place to really help that activity. We certainly had a full re-enter procedure at each school. We put in more programs in terms of helping students to get packaged so they feel secure in coming back to school from a financial perspective.

Certainly making sure people do their part time jobs tutoring. We had some of our best teachers in the first quarters to be able to certainly get students enthusiastic about the curriculum they were taking. Making sure there was more core curricula, meaning those courses students come to school to take and not just gen-ed in the various quarters. Putting more emphasis on attending orientation and certainly making the orientation programs very helpful for students. Things like making sure that block scheduling for students can get the schedules they need that is convenient for them. Also getting schedules out early to students so they know what their schedules look like as the upcoming quarters come in.

Those are some of the things we felt had a major impact on helping students both stay in school as well as wanting to come back to school after the summer.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

This is Pat, if I could add a little bit I think with the general notion of quantification. One of the things we talked about previously is that we’ve seen an increase in attrition and we were primarily focused in our discussion on our CSU group. We certainly have continued to grow our population strongly within the online sector.

But that within the CSU group, we had seen some deterioration in our expected levels of attrition. And really when we kind of track that on a year-over-year basis, we were essentially trailing the prior year periods on a comparable basis in terms of rate of attrition. We really at the end of the third quarter in August and September, saw our attrition rates kind of return to levels comparable to last year.

Now, that doesn’t replace the attrition from earlier in the year, but it did put us in a position where we are back on track with historical levels of attrition.

Operator

Greg Cappelli, Credit Suisse First Boston

Gregory Cappelli - Credit Suisse First Boston

Wonder if you can comment on your same school brick and mortar growth. The growth rate there which we calculated around 8 percent. Is that where you want it to be? And maybe just comment on bad debt, Pat, in terms of where you think that might level off going forward.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

Greg, in terms of where we want it to be at 8 percent, we certainly would like to see it a little bit better than that. Not measured in 5 or 6 points, but probably in a few points to 3 points. As I indicated before, when you look at the year-over-year growth, even though we’ve stemmed the attrition rate, we can’t make up for those students that have already walked out the door earlier in the year.

However, if you look at our historical patterns of same school revenue growth, we normally are at a highier point in July than October, historically, several percentage points. So, in terms of the rates in October, it kind of maintains that historical pattern of being down a few points from the July quarter.

With respect to bad debt, we certainly have worked on this very diligently. We’ve talked about improving credit and collection practices. We’ve talked about changing the front end process with students in terms of credit screens. We believe we are making progress in those things. I would tell you that in terms of the bad debt levels that we’ve experienced over the last few quarters, I understand from an external perspective you look at that and kind of see that number not seeming to level off. And I would tell you that we have a few operating divisions where those numbers have been stubbornly high, where its taken longer to get some measured improvements. And in other divisions, we are seeing improvement in the metrics. So we are continuing — that give us the confidence that the practices that we’ve begun, have been positive, will have an impact. And we’ll really continue to push forward on those in the coming quarters.

Operator

Mr. Howard Block, Banc of America Securities.

Howard Block - Banc of America Securities - Analyst

Thank you. Hi Jack and Pat.  Nice job on the quarter.  Question is — there’s three of us sitting here, so I will try to ask one, three-part question. It is really on the profit margin for the campus business. It looks like the year-over-year margin eroded, even though I believe, Whitman more than fully anniversaried.  So how much longer will the margin for the campus base business erode and at what point should we expect to see some more leverage on that business?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

We did disclose with the release today, the segment data that would eventually be in the 10-Q. And the CSU profit percentage, on a year-over-year basis, increased 20 basis points. Now, that’s 20 basis points isn’t as much as we’d like to see it moving up. That does take on the burden for, in terms of the additional bad debt which is about 70 basis points up year-over-year. As I’ve also indicated last quarter, our occupancy cost as a percentage of revenue, were up roughly 100 basis points. We did have planned expansions in there with the revenue growth, with attrition and matters like that, being a little below, we’re not getting the operating leverage we had hoped for. But I think that indicates that fundamentally, with the occupancy of bad debt issues aside, we are demonstrating some operating leverage in the business. And we think we need to stay the course on those activities and cost improvement efforts.

Howard Block - Banc of America Securities - Analyst

So, just to follow up with the analysis and I will jump back into the queue, so if you strip the year-over-year — I’m sorry I missed that on the last page of the press release. I just saw it. If you strip the year-over- year of the erosion, bad debt, and the occupancy, can you give us a sense for maybe what the margin improvement would have been.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

Well yeah, roughly as I said, there is 20 basis points shown in the press release. We had 70 basis points bad debt deterioration and roughly 100 basis points in occupancy.  That would put us close to 200 basis points on a year- over-year basis.

Howard Block - Banc of America Securities - Analyst

Thank you, I’ll jump back into the queue.

Operator

Richard Close, Jefferies.

Richard Close - Jefferies & Company, Inc - Analyst

Congratulations guys. I just wanted today talk little bit about the receivables and the discussion here on the change in allowance for doubtful accounts as a percentage of the receivables, and in-school student receivables and total out-of-school. If you can walk us through that, and then maybe with respect to the Navigant consulting in our discussion there about, looking at the allowance for doubtful accounts, any more details with respect to that.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

I’ll address it in the best way I can. With respect to the first part of the question, if you look at our receivables pattern historically, look at these over several year period of time, you’ll basically see there is some seasonality within the DSO’s or receivable stated in terms of days outstanding. And the September period has historically been a high period. That holds largely to the fact that, in terms of time of year, we have large July and September and October starts. So with a large number of new students coming into the mix at those points in time, it really causes an uptake in the receivables, which plays down over time as you have the chance to go through the normal process of collecting out on funds, alternative loans, etc..

That seasonal increase in the DSOs is disproportionably weighted to the in-school receivables, which have a lower risk profile than the out-of-school receivables, so that mix notion that is in there, is important when you look at it period to period. It is a little different than when you look at it year-over-year.

Now, over the last year and a half, we’ve had a down trend in our DSO, so we kind of improved our way through that normal seasonal trend in the last year. That trend resumed this year. So, you have to look at this over a longer period of time to kind of catch fundamentally what happens with the seasonality.

So, I hope I’ve explained that. Maybe if you want to ask a clarifying question, I’d be happy to address that before I move on to the second part.

Richard Close - Jefferies & Company, Inc - Analyst

Just move onto the second part.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

With respect to Navigant, they have been engaged by, on behalf of the special committee, they have recently begun their work looking at a number of areas including an examination of bad debt and I think you guys know that is one level that was alleged in the various litigation to be an issue.

They have begun that work. At this point in time, they are not complete with that work. And we as we put the press release, until they are complete, we won’t know the final results and won’t know whether or not their work would require any adjustments.

Richard Close - Jefferies & Company, Inc - Analyst

So no changes have occurred from any recommendations thus far?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

No changes have occurred from any recommendations thus far, that is true.

Richard Close - Jefferies & Company, Inc - Analyst

Okay. Thank you.

Operator

Brad Safalow, J.P. Morgan.

Brad Safalow - J.P.Morgan - Analyst

Good job on the quarter guys. I was wondering if I could ask a question for Mr. McNamara, the most recent addition to the conference call here. Obviously you have been involved in the organization for a couple of months now. I was wondering —you’ve commented on your views on the overall compliance organization. But I was just wondering if you can provide some comments on where you see areas for improvement?

Robert McNamara, Jr. - Career Education - Senior Vice President of Compliance

One of the things we’re looking at is really to see what we currently have and how we can make it better. We’re looking to achieve a certain goal, which is cadre of compliance professionals that have both a career-track and career development process in it. We are looking for very senior level compliance officers as part of the management structure, to be focused only on specific groups of schools so they can put all their attention on those.

We want to also find mechanisms where we can ensure that their independence of effort as well as independence of advice, is something that we can be confident in. And also just have a mechanism whereby we can continue to calibrate and recalibrate what we’re doing, so that we really are the best of the breed.

Brad Safalow - J.P.Morgan - Analyst

Okay. And I guess you reference, looking for senior level compliance officers, that should we assume you will be hiring a signifigant number of those people or is this developing people internally?

Robert McNamara, Jr. - Career Education - Senior Vice President of Compliance

The senior level is going to be a vice presidents of compliance and we are in the process now of determining how to implement that structure. I can probably have more for you next time we speak, once the implementation has taken place. And we’ve been able to work through it. We are also ensuring the schools themselves have a person dedicated to this effort.

Brad Safalow - J.P.Morgan - Analyst

Great, and then if I could ask a question overall on the board’s involvement in the special committee. Is it safe to say that if the board has found something at this point, they already would have disclosed it?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

I think it is fair to say that we, as the result, as the works have been conducted there has been a sharing of information in terms of those results. There has been feedback into the process in terms of really making sure that Navigant and their staff understand our systems, the way they work, so there has definitely been a feedback process going on.

Brad Safalow - J.P.Morgan - Analyst

Okay appreciate the detail I’ll turn it over.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

Thank you.

Operator

Your next question comes from the line of Mr. Mark Hughes with SunTrust Robinson-Humphreys. Please go ahead.

Mark Hughes - SunTrust Robinson-Humphreys Equity Capital Markets - Analyst

Thank you very much can you talk about marketing cost and if you could make a distinction between online marketing costs or lead costs versus traditional media. And if you seen much change contrast last quarter with this quarter if you might?

John Larson - Career Education - Chairman, President, CEO

Let me kick this off, this is Jack, we have been very pleased with what we’ve seen out there. Certainly, as we’ve gone out, you heard from my comments that the market has responded very well to our messages here in terms of our ability to generate leads, find quality people that we’re interested in various programs that we offer. We certainly offer a wide variety of programs. You know, from that standpoint, lots of leads out there and lots of people interested in going to school both in terms of the brick and mortar as well as the online area. Maybe you can comment on the specifics.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

Yeah, maybe to talk generically about lead costs overall, specifically year-over-year basis, we’ve seen less than a 10 percent increase in our overall lead cost. And when you look at it on a year-over-year basis.

We think part of the reason there is we have a strong diversification in the lead base. So that we are not significantly dependent on any one channel or any one particular vendor for a lead. If are you look at it, change directions, look at differently — if you look at it with respect to our marketing admissions costs in general, those costs are included in our G&A cost on the P&L. And if you look at the P&L included, the income statement included with the press release, our general and administrative cost went up 70 basis points year-over-year. And that does include our bad debt expense which went up 70 basis points year-over-year. So we were marketing admissions is relatively flat year-over-year on a percentage of revenue basis.

Mark Hughes - SunTrust Robinson-Humphreys Equity Capital Markets - Analyst

Got you — any way you can quantify what extra legal expenses you maybe anticipating in the fourth quarter?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

I’ll suggest what I did last quarter. It is hard to put a very specific estimate on it. We indicated roughly about $3 million this past quarter. And an expectation that, relative to the last time we provided guidance, that those legal and regulatory cost would be higher than anticipated. So, we would be expecting something probably north of that level. Although it is pretty hard to specifically estimate that number.

Mark Hughes - SunTrust Robinson-Humphreys Equity Capital Markets - Analyst

At the north of the three million in unusual legal cost next quarter?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

Yeah. Normal ongoing, legal cost in terms of contracts reviews, in terms of normal personnel matters, etc. We are not talking about those, but just — I guess I’d say the unusual costs.

Mark Hughes - SunTrust Robinson-Humphreys Equity Capital Markets - Analyst

Great thank you very much.

Operator

Cory Greendale, First Analysis.

Corey Greendale - First Analysis Securities Corporation - Analyst

Congratulations on the quarter.

John Larson - Career Education - Chairman, President, CEO

Thank you.

Corey Greendale - First Analysis Securities Corporation - Analyst

My question is about the new schools, I believe that as of last quarter you were suggesting that five schools would open this year and this press release says four. Can you just talk about, first of all, whether that is right and what changed with which schools delayed, and why?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

The campus that was delayed was our Sacramento — we had planned a campus in Sacramento, California. We are currently awaiting state approval for that campus. Our understanding is we’re basically in queue for that approval and we’ve been told that it has not been — that application has not been reviewed yet.

Corey Greendale - First Analysis Securities Corporation - Analyst

Okay, so, it sounds, is it state specific, it’s not something you think of broadly?  Can you see more delays in general?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

We got no communication or no indication that it’s anything other than just the level of workload for the folks reviewing the applications.

I think maybe if I could comment further or volunteer a little bit, we did set a more aggressive schedule this year for campus openings, and we’ve had a couple delays relative to accreditation matters, and this one related to approval timing.

We are certainly looking at our future agenda in terms of new campus openings and trying to address — how do we kind of build a level of activity into those plans to more or less build in an expectation that, from time to time, individual locations maybe delayed. What do we need to do to make sure our total plan is still achieved.

Corey Greendale - First Analysis Securities Corporation - Analyst

Okay. And Pat, last quarter you provided an organic growth number that included start ups. You happen to have that for this quarter?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

Yes, I think — are you talking about as a percentage of revenue?

Corey Greendale - First Analysis Securities Corporation - Analyst

You provided an enrollment growth number, I believe, it’s the same school but didn’t include start ups.  An organic number not the same school number?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

It is approximately 9 percent. So, it is not — when you take into effect that there is not any acquisitions in there providing any noise. It’s really just kind of a start up activity. Which on a year-over-year basis there is not a lot of difference.

Corey Greendale - First Analysis Securities Corporation - Analyst

Okay, thank you.

Operator

Mr. Gary Bisbee, Lehman Brothers.

Gary Bisbee - Lehman Brothers - Analyst

Hi guys. My congratulations on strong results.

John Larson - Career Education - Chairman, President, CEO

Thank you.

Gary Bisbee - Lehman Brothers - Analyst

I guess just a couple of questions, I guess I’m limited to one. How about one big question on what you’ve got Nick turning his focus to now? Specifically, what I am curious about is any additional capital investment or operating cost that you are expecting that would be material due to this? And then I guess my initial reaction, while it is probably a big opportunity, seems more cyclical, seems to have less visibility and so you must be pretty comfortable that there’s a huge market opportunity to want to go into this, given those inherent shortcomings and short term programs. Thoughts on any of that would be great thanks.

John Larson - Career Education - Chairman, President, CEO

Let me give you on overview on this then I’ll turn it over to Nick and I’m sure Pat has a few comments too. We’ve had this on the drawing board for a number of years. This is kind of part of our original plan. It is basically a continuation of that.  I think we have done a certain amount of research and those types of things. We are very excited about the initiatives and you’ve seen us in other time periods where we’ve looked at different things at the time.

If it’s cutting edge if you were, I remember when we first got into culinary, where we first got our Le Cordon Bleu® partnership going, there was a certain amount of questions on that. We’ve done certain acquisitions, especially larger ones where people had certain questions. Obviously, when we took the risk a number of years ago with the online initiatives, at the time we didn’t have very much in that area that certainly has proven to be a very dramatic positive thing. We have looked at this other opportunity as kind of being in that same vein if you will, part of my philosophy is when you don’t absolutely positively have to do something that is probably the best time to really look at it. But we do feel we have a lot of good feelings about what it will produce in the future.  Let me have Nick Fluge just tell you a little bit about that initiative and then Pat, I know you have comments also.

Nick Fluge - Career Education - President, Online Education Group

Gary, I might just talk about that a bit. You know when I first moved with Le Cordon Bleu® we really did some great things with that. When we moved with online, we did some great things with that. I guess I would say, as we moved into this new concept, we really looked for having some really nice outcomes in 2006. We are going to develop in 2005 so we aren’t going to have outcomes in early 2005, don’t expect those. But I think in the future, it can be a really tremendous opportunity for us.

I guess I’d also say, how I look at it is that I would like to capitalize around technology, online delivery of products and services and publishing and advertising sales and other things.  I think we can do some really wonderful things into the future, but I guess I would say that we are absolutely going to focus on online education. As I move into my new role, I am going to absolutely work with the online group to ensure that they’re very successful. They have a tremendous future ahead of them. And we’re also going to ensure that the new concept that we put forth also has some tremendous opportunities as well, but those are probably going occur in 2006. So Pat.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

Gary, if I could just address the basic issue of investment, if we wind the clock back to the beginning of our online education business, we really debated how we would go about that process, what level of investment was necessary.

That is the point of in time where we look at something and said, it’s not about success in an area like this, it’s not about throwing money at the project. It is about developing some sound concepts and leveraging off the expertise that you already have. So I would say at this point, with the success that we’ve had with online education, we’re poised to leverage off a level of expertise we have now that we didn’t have when we first put the ideas on drawing board four years ago. I would not expect the level of initial investment here to have a material impact or to be a significant factor in our year-over-year performance 2004 to 2005.

And clearly with a decision to commit additional funding to this effort in 2005 — late 2005, early 2006, is going to be dependent upon some demonstration of success in our initial efforts.

So, next year we are not prepared to comment on a lot of dollars yet. But not a real large dollar amount next year, unless things really take off quicker than we expect.

Nick Fluge – Career Education - President, Online Education Group

2006, as I look at it, are really for the long term investors.  I look at this as being something that could really resonate with America in the future in terms of the knowledge based economy. I think it’s going to be really, really outstanding for everyone. And I look forward to doing this as we move in the future.

Gary Bisbee - Lehman Brothers - Analyst

Okay great. Thanks a lot.

Operator

Mark Marostica, Piper Jaffray.

Mike Marostica - US Bancorp Piper Jaffray - Analyst

Hi guys nice job on the quarter.

Question is in regards to Jack’s comment surrounding AIU and the accreditation issues. Jack, you seem fairly confident or very confident that AIU will get full accreditation. And I’m wondering, what gives you the confidence at this point? Have you had any conversation with SACS in the interim since you submitted the report or perhaps if you could just give us some color as to the process you went through to get to that level of confidence. We’d appreciate that. Thanks.

John Larson - Career Education - Chairman, President, CEO

I guess our confidence is in this fact this we have a good quality institutions. I think we’ve got the spirit and desire to certainly do what is necessary to meet the various requirements. And I think that’s where that confidence comes from. Certainly we as institutions of higher education, want to serve our students. The accreditation process is extremely important to us. And we have certainly always put the time and effort in, but we have redoubled those times and efforts, to make sure we are doing everything possible to meet any and all requirements that are necessary.

Mike Marostica - US Bancorp Piper Jaffray - Analyst

Just as a follow up. Had you had any interim or conversations with SACS? Perhaps some initial feedback to your reports since submitted it?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

This is Pat. We certainly have had a level of communication with them as we submit the information. I think one of the things, not just feedback from SACS, because at this point, the commission itself has not reviewed those materials and won’t do so until December, however, we did engage consultants and third parties who have experience in these matters, to review the materials with us. And so we certainly have some basis of understanding in terms of what they were looking for, what they expected, and what we needed to do. I think it is fair to say if putting us on warning was reason for a wake up call, we certainly got it . As Jack mentioned, and as a result, redoubled our efforts here.

We have had some input, but it has been limited.

Mike Marostica - US Bancorp Piper Jaffray - Analyst

Okay.  Fair enough thanks.

Operator

Kelly Flynn, UBS Warburg.

Kelly Flynn - UBS Warburg - Analyst

Thank you. Couple of questions, first of all, can you just clarify whether or not you factored any receivables this quarter? And if so what the number was? And then I have an unrelated follow up. Thanks.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

Yes we haven’t factored receivables, per se, taken that as a literal statement. We certainly do have the activity with the program with Stillwater Bank. And during the period, we indicated last time that people should look at those obligations as really Career Education risk, because we do have a buy back responsibility with them. So, there is a lit bit of a reverse factoring arrangement.

We did, as part of the buy back arrangement, rebuy about $700 thousand, face value of student loans. But at a net purchase price of approximately $350 thousand. And that was really — as the program was intended, that Stillwater would originate those arrangements. They would be dealt with at a heavy discount. And we would have a repurchase obligation.

During the third quarter, we funded approximately $2.3 million of additional loans through that, which brings the accumulative total to $5.3 million.

Kelly Flynn - UBS Warburg - Analyst

Great, that was part of my next question. Can you tell us what the expense was for the quarter in educational services lines before the reserve? If there is one?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

Well the expense related to that, there’s approximately a 50 percent reserve against those receivables. Now that’s recorded essentially over the term for which the loan applies. So essentially the loans are funding tuition. That tuition is not recognized immediately but over time.

So you don’t have an immediate expense at one point — the 50 percent.

Kelly Flynn - UBS Warburg - Analyst

Right.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

If you looked at this on an approximate basis, it would probably be roughly, to date, about a third of the total program would have been expensed.

Kelly Flynn - UBS Warburg - Analyst

Okay that’s helpful. Thanks. And then unrelated, Sallie Mae has obviously been in the news today related to its relationship to for-profit schools. Could you speak quickly to your ongoing relationship with Sallie Mae? Do you expect that continue into next year? Have there been any changes, etc. Thanks.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

And at this point, I’ll take that as a string of very, very related questions.

Kelly Flynn - UBS Warburg - Analyst

Sorry I won’t throw another one in there.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

That’s fine. With respect to Sallie Mae, when you look at our total financing, there is — the funds that come to us through Sallie Mae, that are titled for- programs, can be done by any number of other lenders. So, certainly those would not be an issue. We have no knowledge of this particular matter with respect to Sallie Mae. So we can’t really comment on the matter itself.

And in terms of assuming any change in practice at Sallie Mae, what would be at most risk for us would be the recourse loan program that we have with them. And over the last couple of years, recourse loans have made up between roughly 1 and 4 percent of our total cash collections.

Kelly Flynn - UBS Warburg - Analyst

All right thanks for you patience with my questions.

Operator

Sarah Gubbins, Merrill Lynch .

Sarah Gubbins - Merrill Lynch - Analyst

Can you discus your acquisition pipeline and whether or not you would expect to make any acquisitions over the next couple of months?

John Larson - Career Education - Chairman, President, CEO

Let me just speak generally to acquisitions. It has been one of our key strategies.  Certainly we have been opportunistic, it’s had to fit in obviously with what our strategy was. There was a variety other kind of asset(ph) test we’ve taken against that. We got a pipeline with a variety of different things that we look at, from time to time. But that is a fairly steady stream. There’s a lot that is on the market at any given time. And we are very picky in what we look at and what we’re willing to pursue. And we do have a staff here is that what they do, what they do is analyze potential acquisitions in the future.

Pat, I don’t know if you have any comments on —

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

I think as we’ve indicated before, you know as we expanded our geographic footprint, and our curricular offerings, that it kind of raises the bar a little bit, in terms of whether or not an acquisition adds strategically to our mix. So that is certainly a factor.

Also, the changes which we’ve seen late, in terms of valuations in the public market, have certainly impacted kind of expectations and thoughts about what is appropriate pricing in terms of private transactions. So, we — any views that we would take toward individual acquisitions, would be viewed with the notion of being very judicious on price and a strategic fit.

Sarah Gubbins - Merrill Lynch - Analyst

Okay thank you very much.

Operator

Jerry Herman, Legg Mason.

Jerry Herman - Legg Mason Wood Walker - Analyst

Thank you good afternoon everybody this is a related question guys what will the finished product of a special committee be in other words what was the rational behind the timing of the disclosure?  How much cost was incurred in the legal items directed related to the special committee.  This is too, related, how will you guys be informed of the ACICS’ decision on the AIU.

John Larson - Career Education - Chairman, President, CEO

On, AIU, of course that’s SACS. That’s a southern state.

Jerry Herman - Legg Mason Wood Walker - Analyst

How would they let you know their decision?

John Larson - Career Education - Chairman, President, CEO

They meet in an executive committee board, if you will. And when they are done with that, they come out and tell you.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

We believe we will get a fairly prompt, verbal communication from them.

Jerry Herman - Legg Mason Wood Walker - Analyst

Prompt. Verbal. Okay.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

With respect to the special committee, I don’t have any information I can share with you in terms of the specific costs associated with it.

I can tell you that we clearly did include in the numbers we talked about for the third quarter, there are clearly cost associated with the special committee work and their advisors. In terms of the reporting, what we’ll find out, I guess we’re not really in a position to know exactly what the directives that the special committee has provided and exactly how that will come back to us.

Jerry Herman - Legg Mason Wood Walker - Analyst

Okay, and the timing of the disclosure? Timing of the announcement?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

I don’t know that we have any information that management can share with you in terms of what the expected timing is or when we’ll get any conclusions.

Operator

Jennifer Childes, Bear Stearns.

Jennifer Childes - Bear Stearns - Analyst

Two questions. First, Pat, I’m not sure I understand the benefit of Stillwater to you. And secondly, can you give us a little more color on the investments you’re making on online that are causing such a dramatic margin deterioration?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

With respect to Stillwater in terms of the benefits, historically we have looked at trying to find opportunities to assist our students in paying for school. And try to recognize that some of the population that we would like to serve, may not have the credit position to obtain the financing on their own. So we have, in the past, decided that we would be willing to finance a portion of their total education cost, to essentially expand our market there. And we do that recognizing that any level of marketing activities, admissions activities, we’re generating leads from a broad pool. So, we have certain sunk cost related to candidates that may not have the credit capability to get the financing on their own.

So, we’ve looked at this in terms of what might we be able to do, in terms of incremental cost, and have in the past provided extended loan payment arrangements to certain students.

The benefit of the arrangement with Stillwater, is essentially we’ve taken that same activity that we were conducting on our own, and we’ve outsourced it through a party who has a capability to evaluate credit worthiness and to administer the programs in much better fashion than us. While Stillwater is the funding institution, these programs do go through Sallie Mae in terms of credit review and approval process.

So essentially we’ve refined and established a uniform standard across all of our schools as to what the criteria is to which we’ll extend credit to a higher risk population. Actually, if you look in doing so, I would say that roughly between, somewhere between 10 and 15 percent of the applicants that we have, would not qualify for any of the loan programs that we have. Historically it was very difficult to kind of, establish what those credit cutoff levels would be. We’ve done that now, and we know that it’s basically cutting out about 10 to 15 percent of the enrollment pool, if you will.  As of not being able to fulfill their financing needs.

Jennifer Childes - Bear Stearns - Analyst

If they sell the loans back to you, are you they keeping the administration.

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

Yes, while we repurchase the loans. They are still serviced externally.

Jennifer Childes - Bear Stearns - Analyst

Okay one follow up on that. You mention that the programs go through Sallie Mae for approval?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

Yes.

Jennifer Childes - Bear Stearns - Analyst

So, is there a relationship between Stillwater and Sallie Mae?

Patrick Pesch - Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

Yes, Stillwater is one of a number of institutions that is a educational lending partner with Sallie Mae.

Jennifer Childes - Bear Stearns - Analyst

Great. The follow up was online investments. Can you be more specific?

Nick Fluge - Career Education - President, Online Education Group

Can I mention a word on that, perhaps quickly. This is Nick. I guess I would just say that operating profit remains very, very strong. We have new recruitment centers. We have a new platform, we’re working on new strategies. And we also have 7 percent lower  revenue earnings days in third and fourth quarter, and still we’re doing 39 percent plus earnings profit, which is really quite outstanding. So I think if you did all these things together it’s rather outstanding.

Patrick Pesch – Career Education - CFO, Executive Vice President, Treasurer, Secretary, Director

If I could comment further, we have a very definite mix change between a year-ago and today, and the Colorado Tech piece, which is a much younger program. While it has moved into a profitable level at this point, it is not nearly up to the profitability margins of the AIU unit. And it has become a bigger part of the total mix.

Jennifer Childes - Bear Stearns - Analyst

Okay that makes sense.

John Larson - Career Education - Chairman, President, CEO

Thank you very much. This concludes our Q&A session. I want to thank everybody today for joining our call and we look forward to seeing you next quarter. Thank you.

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